Exhibit 99.1

AptarGroup's Strong Fourth Quarter Caps Record Year

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 6, 2014--AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual sales.

Fourth Quarter 2013 Summary

  Reported fourth quarter sales rose 12% to a record level (core sales excluding currency effects increased 10%)
  Sales growth across all business segments and all geographic regions drove results
  Reported earnings per share increased 4% to $0.54 from $0.52 in the prior year
  Retroactive full-year impact of French tax regulations enacted at the end of December negatively impacted current period earnings by $0.10 per share
  Charges related to the European restructuring plan equaled $0.05 per share in the current period and the prior year
  Adjusted earnings per share, excluding the impact from the 2013 French tax regulation changes and the restructuring charges, increased 21% to $0.69 from $0.57 in the prior year

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2013, reported sales increased 12% to $637 million from $571 million a year ago. Changes in currency exchange rates accounted for 2% of the sales growth and increased custom tooling sales added another 2% in the quarter.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	6%	12%	24%	10%
Currency Effects	1%	4%	2%	2%
Total Reported Growth	7%	16%	26%	12%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “The fourth quarter was a strong finish to the year. We remained focused on offering the most innovative products and services to our customers globally and we posted solid sales growth across each of our segments in the final quarter of the year.”

Hagge continued, “The diversity of our business continues to generate overall sales and earnings growth. We were able to reach a record level of fourth quarter earnings excluding charges related to our restructuring plan and the retroactive full-year impact of new French tax regulations that were enacted at the end of December. Our Pharma segment’s strong results were driven by increased sales across each market served by this segment. Also, our Food + Beverage segment reported increased earnings while continued softness in the U.S., currency effects, and Latin American facility start-up costs weighed on the results of our Beauty + Home segment.”

In the quarter, AptarGroup recognized charges related to its European restructuring plan and this had a negative effect on earnings per share of approximately $0.05. AptarGroup also recorded a negative impact of approximately $0.10 per share stemming from French tax regulations that were enacted at the end of the fourth quarter and were retroactive to the beginning of the year. AptarGroup’s previous earnings per share guidance for the fourth quarter did not include any impacts from either the restructuring plan or the new French tax regulations. Fourth quarter earnings per share, excluding these two items, were $0.69. Prior year comparable earnings per share were $0.57 when the negative impact from the European restructuring plan was excluded (approximately $0.05 per share).

ANNUAL RESULTS

For the year ended December 31, 2013, reported sales increased 8% to a record $2.5 billion from $2.3 billion a year ago. Aptar Stelmi contributed approximately $74 million or 3% to the annual sales growth while changes in currency exchange rates added an additional 1%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	2%	6%	11%	4%
Currency Effects		2%	1%	1%
Acquisitions		12%		3%
Total Reported Growth	2%	20%	12%	8%

Hagge commented on AptarGroup’s annual performance, “I am pleased that we were able to achieve record annual sales in 2013. Even though we began the year slowly, we saw improvement in year over year sales growth in the middle part of the year and ended with a strong fourth quarter. From an earnings perspective, when you exclude the charges from our restructuring plan and the retroactive full-year impact from the last minute change in French tax regulations, we posted our strongest ever annual results.”

AptarGroup’s reported earnings per share rose 6% to $2.52 compared to $2.38 a year ago. Earnings per share excluding restructuring charges and the impact of the new French tax regulations rose 11% to $2.79 from $2.52 a year ago. Reported earnings per share in 2013 included the negative impact of restructuring charges ($0.17 per share) and the negative impact from the new French tax regulations that were enacted at the end of the year ($0.10 per share). Reported earnings per share in 2012 included the negative impact of restructuring charges ($0.05 per share) as well as the negative impacts from transaction costs and non-recurring purchase accounting effects relating to the Stelmi acquisition (collectively approximately $0.09 per share).

Hagge added, “Our excellent financial condition has allowed us to continue to return value to our shareholders through corporate actions. In 2013, AptarGroup spent approximately $119 million to repurchase 2 million shares of common stock, leaving nearly 4 million shares authorized for repurchase at the end of the year. Also in 2013, over $65 million was paid to stockholders in the form of dividends.”

EUROPEAN RESTRUCTURING PLAN UPDATE

In the fourth quarter, AptarGroup recognized approximately $4.3 million of expenses related to the plan, of which $1.2 million were non-cash expenses. For the year 2013, AptarGroup recognized approximately $14.6 million of expenses related to the plan, of which $2.7 million were non-cash expenses. The plan was substantially completed at the end of 2013 with total costs of approximately $19 million and savings are expected to be in the range of $10 million to $12 million on an annualized basis.

NONCONTROLLING INTEREST AND EXCLUSIVE GLOBAL LICENSE

In the fourth quarter, AptarGroup acquired a 20% noncontrolling stake in Bapco Closures Holding Limited for approximately $5 million. In addition to this equity stake, AptarGroup secured an exclusive global license related to innovative closures sealing technology that provides package integrity and tamper evidence. Commenting on the acquired stake and license, Hagge stated, “We had a non-exclusive license agreement for this technology over the past few years. This equity stake, together with the exclusive global license, affirms our confidence in the technology’s potential.”

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “I am encouraged by the level of project dialog we have with customers across each of our segments and we expect improved results in the first quarter compared to the prior year. However, the challenging currency environment, especially in Latin America and Southeast Asia, is expected to continue. We are also facing higher tax rates compared to a year ago.”

AptarGroup expects earnings per share for the first quarter to be in the range of $0.65 to $0.70 per share compared to $0.64 per share reported in the prior year excluding costs associated with the restructuring plan (approximately $0.05 per share).

OPEN CONFERENCE CALL

There will be a conference call on Friday, February 7, 2014 at 8:00 a.m. Central Time to discuss AptarGroup’s fourth quarter and annual results for 2013. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, pharmaceutical, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy including pending tax regulation; inflationary pressures and changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Sales	$637,295	$571,437	$2,520,013	$2,331,036
Cost of Sales (exclusive of depreciation
shown below)	435,088	391,702	1,708,936	1,590,365
Selling, Research & Development and
Administrative	95,412	85,201	364,747	341,634
Depreciation and Amortization (1)	37,949	36,623	149,956	137,022
Restructuring Initiatives	3,042	3,317	11,800	3,102
Operating Income	65,804	54,594	284,574	258,913
Other Income/(Expense):
Interest Expense	(5,150)	(5,083)	(20,514)	(18,950)
Interest Income	962	839	3,233	2,996
Equity in results of affiliates	(274)	61	(883)	(457)
Miscellaneous, net	(957)	(882)	(2,027)	(1,129)
Income before Income Taxes	60,385	49,529	264,383	241,373
Provision for Income Taxes	23,549	14,675	92,457	78,953
Net Income	$36,836	$34,854	$171,926	$162,420

Net Loss Attributable to Noncontrolling Interests	63	136	68	192
Net Income Attributable to AptarGroup, Inc.	$36,899	$34,990	$171,994	$162,612
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.56	$0.53	$2.60	$2.45
Diluted	$0.54	$0.52	$2.52	$2.38

Average Numbers of Shares Outstanding:
Basic	65,700	66,249	66,090	66,392
Diluted	67,853	67,846	68,208	68,395

(1) Depreciation and Amortization includes the following charges:
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

European restructuring plan	$1,226	$1,576	$2,725	$1,576

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS

Cash and Equivalents	$309,861	$229,755
Receivables, net	438,221	396,788
Inventories	353,159	321,885
Other Current Assets	97,170	90,505
Total Current Assets	1,198,411	1,038,933
Net Property, Plant and Equipment	864,662	848,233
Goodwill, net	358,865	351,552
Other Assets	75,824	85,694
Total Assets	$2,497,762	$2,324,412

LIABILITIES AND EQUITY

Short-Term Obligations	$139,770	$74,654
Accounts Payable and Accrued Liabilities	403,051	380,669
Total Current Liabilities	542,821	455,323
Long-Term Obligations	354,814	352,860
Deferred Liabilities	119,819	135,731
Total Liabilities	1,017,454	943,914

AptarGroup, Inc. Stockholders' Equity	1,479,757	1,379,890
Noncontrolling Interests in Subsidiaries	551	608
Total Equity	1,480,308	1,380,498

Total Liabilities and Equity	$2,497,762	$2,324,412

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2013	2012	2013	2012
NET SALES
Beauty + Home	$373,638	$349,029	$1,488,145	$1,453,940
Pharma	184,704	159,571	708,774	588,693
Food + Beverage	78,953	62,837	323,094	288,403
Total Net Sales	$637,295	$571,437	$2,520,013	$2,331,036

SEGMENT INCOME (1)
Beauty + Home	$23,575	$26,958	$109,272	$123,527
Pharma	48,535	37,236	189,689	141,912
Food + Beverage	7,084	6,273	35,186	30,415
Restructuring Initiatives & Related Depreciation (2)	(4,268)	(4,893)	(14,525)	(4,678)
Corporate and Other	(10,353)	(11,801)	(37,958)	(33,849)
Total Income Before Interest and Taxes	$64,573	$53,773	$281,664	$257,327
Interest Expense, Net	(4,188)	(4,244)	(17,281)	(15,954)
Income before Income Taxes	$60,385	$49,529	$264,383	$241,373

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	6.3%	7.7%	7.3%	8.5%
Pharma (3)	26.3%	23.3%	26.8%	24.1%
Food + Beverage	9.0%	10.0%	10.9%	10.5%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.
(2) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:
	Three Months Ended		Year Ended
	December 31,		December 31,
Depreciation:	2013	2012	2013	2012
European Restructuring Plan	$(1,226)	$(1,576)	$(2,725)	$(1,576)

Restructuring Initiatives:
European Restructuring Plan	(3,042)	$(3,314)	(11,844)	$(3,314)
Other Initiatives	$-	(3)	$44	212
Total Restructuring Initiatives & Related Depreciation	$(4,268)	$(4,893)	$(14,525)	$(4,678)

(3) - For comparable annual amounts, Pharma segment income as a percent of net sales for the year 2012 was approximately 25.8% when costs and non-recurring purchase accounting effects of the Stelmi acquisition were excluded.

Reconciliation of Adjusted Net Income Per Diluted Share (1) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reported Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.54	$0.52	$2.52	$2.38

Adjustments:
Negative impact of French Tax regulation (enacted end of December 2013)	0.10	-	0.10	-
Charges related to restructuring initiatives*	0.05	0.05	0.17	0.05
Acquisition Costs associated with Aptar Stelmi*	-	-	-	0.05
Non-recurring purchase accounting adjustments related to Aptar Stelmi*	-	-	-	0.04
Adjusted Net Income Per Diluted Share	$0.69	$0.57	$2.79	$2.52

* - Aggregate tax effects of the after-tax adjustments noted above	$0.01	$0.02	$0.05	$0.07

(1) AptarGroup has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. AptarGroup's management believes it is useful to exclude the non-recurring effects of restructuring charges, the impact of French tax regulations that were enacted at the end of December 2013, costs associated with acquisitions, and purchase accounting adjustments related to acquisitions from the calculation of net income per diluted share under U.S. generally accepted accounting principles (GAAP) because such Non-GAAP financial measure provides useful supplemental information for consideration when analyzing AptarGroup's operating results. This Non-GAAP financial measure should not be considered in isolation or as a substitute for net income per diluted share as calculated under GAAP, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424